Exhibit 99.1
Press Release Dated July 21, 2009

NEWS RELEASE
July 21, 2009

Farmers Capital Bank Corporation Announces Second Quarter Results

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported a net loss of $801 thousand or $.17 per common share for the quarter ended June 30, 2009 compared to net income of $3.3 million or $.39 per common share for the quarter ended March 31, 2009 and $4.9 million or $.67 per common share for the quarter ended June 30, 2008. Net income for the six months ended June 30, 2009 was $2.5 million or $.22 per common share compared to $9.3 million or $1.26 per common share for the same six months a year earlier. Higher provision for loan losses, increased deposit insurance expense, and lower net interest income are the primary drivers of the lower earnings. Excluding the special deposit insurance assessment of $1.1 million or $.096 per common share referred to below, the Company’s net loss per common share was $.08 for the current quarter and for the current six months earnings per common share was $.32. The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators. At June 30, 2009 the Company’s regulatory Tier 1 and total capital ratios were 13.39% and 14.65%, respectively.

Nonperforming assets were $64.4 million at June 30, 2009 compared to $43.9 million at March 31, 2009. This represents an increase of $20.5 million or 46.7% in the linked quarter comparison. Other real estate owned, which represents properties acquired through foreclosure, totaled $20.0 million, an increase of $5.1 million or 33.9%. Loans past due 90 days or more and still accruing interest increased $3.5 million or 56.8% to $9.7 million. Nonaccrual loans increased $11.8 million or 51.9% to $34.7 million. The increase in nonperforming assets is the result of continued economic stress that has negatively impacted the Company’s lending portfolio, particularly loans to real estate developers and related businesses.

Net loan charge-offs were $2.4 million in the current three months ended June 30, 2009 versus $727 thousand for the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.18% and .055% in the current and linked quarters, respectively. The allowance for loan losses as a percentage of net loans outstanding increased to 1.62% at June 30, 2009 compared to 1.35% at March 31, 2009 and 1.28% at year-end 2008.

Second Quarter 2009 Compared to First Quarter 2009

▪
The $.56 decrease in per common share earnings in the second quarter of 2009 compared to the first quarter of 2009 is driven mainly by a $4.3 million increase in the provision for loan losses and higher deposit insurance expense of $1.3 million.

▪	The higher provision for loan losses reflects an increase in nonperforming assets, primarily nonaccrual loans secured by real estate developments.
▪
The increase in deposit insurance expense was driven by a special assessment imposed by the Federal Deposit Insurance Corporation (“FDIC”) during the current quarter as part of its plan to replenish the Deposit Insurance Fund.

▪
Margin compression, primarily due to a 22 basis point decline in the average rate earned on earning assets, lowered net interest income $836 thousand or 5.9%. Net interest margin declined to 2.85% compared to 3.03% in the linked quarter.

▪	Noninterest income increased $1.1 million or 16.4%, boosted by securities gains and moderate increases in other fee income line items.
▪	Noninterest expenses increased $1.1 million or 7.0% due mainly to the increase in deposit insurance.
▪	Income tax expense decreased $945 thousand due the decline in income before tax.

Second Quarter 2009 Compared to Second Quarter 2008

▪
The $.84 decrease in per common share earnings in the second quarter of 2009 compared to the second quarter of 2008 is driven mainly by a $5.5 million increase in the provision for loan losses, a decrease in net interest income of $1.9 million, and higher deposit insurance expense of $1.6 million. In addition, preferred stock dividends and related accretion, which did not exist in the prior year, account for $.06 of the decrease in per common share earnings.

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▪	The higher provision for loan losses is attributed to the increase in nonperforming assets, primarily nonaccrual loans secured by real estate developments.
▪	The increase in deposit insurance expense was driven by the FDIC special assessment mentioned above.
▪
Margin compression, primarily due to a 107 basis point decline in the average rate earned on earning assets, lowered net interest income $1.9 million or 12.7%. Net interest margin declined to 2.85% compared to 3.43% in the same period a year earlier.

▪	Noninterest income increased $1.6 million or 26.4%, mainly attributed to higher securities gains and moderate increases in other fee income categories.
▪	Noninterest expenses increased $1.8 million or 12.3% due mainly to the increase in deposit insurance premiums.
▪	Income tax expense decreased $1.8 million due to the net loss in the current quarter.

Six-month Comparison

▪
The $1.04 decrease in per common share earnings for the six-month period ended June 30, 2009 compared to the same period for 2008 is mainly attributed to a $6.0 million increase in the provision for loan losses, lower net interest income of $2.5 million, and higher deposit insurance expense of $2.0 million. In addition, preferred stock dividends and related accretion, which did not exist in the prior year, account for $.12 of the decrease in per common share earnings.

▪	The higher provision for loan losses is attributed to a sharp increase in nonperforming assets, primarily nonaccrual loans secured by real estate developments.
▪	The increase in deposit insurance expense was driven by the FDIC special assessment mentioned above.
▪
Margin compression, primarily due to a 106 basis point decline in the average rate earned on earning assets, lowered net interest income $2.5 million or 8.2%. Net interest margin declined to 2.94% compared to 3.36% a year ago.

▪	Noninterest income increased $2.0 million or 15.7%, driven by higher securities gains, allotment processing fees, and net gains on the sale of loans.
▪	Noninterest expenses increased $2.5 million or 8.7% due mainly to the increase in deposit insurance.
▪	Income tax expense decreased $2.3 million due to an overall lower taxable position. The Company’s effective income tax rate was relatively unchanged at 24.1%.

Balance Sheet

▪
Total assets were $2.3 billion at June 30, 2009, an increase of $55.1 million or 2.5% compared to March 31, 2009. The net increase in assets is primarily related to $46.1 million or 20.3% higher cash and equivalents and higher net investment securities of $11.8 million or 2.2% partially offset by lower net loans of $7.2 million or 0.6%.

▪	The decrease in net loans compared to March 31, 2009 is mainly attributed to a $5.1 million increase in repossessed properties and a higher allowance for loan losses of $3.5 million.
▪
Total deposits were up $35.7 million or 2.2% in the linked quarter comparison. Commonwealth of Kentucky deposits account for $9.4 million or 26.3% of the increase in total deposits and 58.5% of the $16.0 million increase in noninterest bearing deposit balances.

▪	Noninterest bearing deposits, short-term borrowing arrangements, and cash balances were all boosted by a large volume of activity with the Commonwealth on June 30, 2009.
▪	Nonperforming loans were $44.3 million at June 30, 2009, an increase of $15.3 million or 52.9% from the linked quarter-end and an increase of $18.8 million compared to year-end 2008.
▪
The allowance for loan losses was 1.62% of net loans outstanding at June 30, 2009 compared to 1.35% and 1.28% at March 31, 2009 and December 31, 2008, respectively. Net charge-offs for the three months ended June 30, 2009 were $2.4 million, an increase of $1.7 million compared to the first quarter of 2009.

▪	The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which

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could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest income	$25,479	$26,329	$29,037	$51,808	$59,072
Interest expense	12,076	12,090	13,686	24,166	28,966
Net interest income	13,403	14,239	15,351	27,642	30,106
Provision for loan losses	5,940	1,676	483	7,616	1,585
Net interest income after provision for loan losses	7,463	12,563	14,868	20,026	28,521
Noninterest income	7,825	6,725	6,191	14,550	12,578
Noninterest expenses	16,163	15,112	14,392	31,275	28,772
(Loss) income before income tax expense	(875)	4,176	6,667	3,301	12,327
Income tax (benefit) expense	(74)	871	1,767	797	3,051
Net (loss) income	$(801)	$3,305	$4,900	$2,504	$9,276

Net (loss) income	$(801)	$3,305	$4,900	$2,504	$9,276
Preferred stock dividends and discount accretion	(462)	(414)		(876)
Net (loss) income available to common shareholders	$(1,263)	$2,891	$4,900	$1,628	$9,276

Per common share
Basic and diluted net (loss) income	$(.17)	$.39	$.67	$.22	$1.26
Cash dividend declared	.25	.25	.33	.50	.66

Averages
Loans, net of unearned interest	$1,319,377	$1,315,584	$1,297,789	$1,317,491	$1,296,851
Total assets	2,268,229	2,225,577	2,135,643	2,247,021	2,136,148
Deposits	1,634,587	1,591,758	1,531,628	1,613,291	1,526,085
Shareholders’ equity	197,990	195,154	173,584	196,580	172,409

Weighted average shares outstanding – basic	7,363	7,357	7,350	7,360	7,362
Weighted average shares outstanding – diluted	7,376	7,357	7,350	7,360	7,362

Return on average assets	(0.14)%	.60%	.92%	.22%	.87%
Return on average equity	(1.62)%	6.87%	11.35%	2.57%	10.82%

			June 30, 2009	March 31, 2009	December 31, 2008
Cash and cash equivalents			$272,731	$226,638	$190,775
Investment securities			552,476	540,638	536,109
Loans, net of allowance of $21,318, $17,777, and $16,828			1,293,988	1,301,216	1,295,752
Other assets			176,997	172,641	179,531
Total assets			$2,296,192	$2,241,133	$2,202,167

Deposits			$1,638,265	$1,602,590	$1,594,115
Federal funds purchased and other short-term borrowings			105,843	71,709	77,474
Other borrowings			329,762	335,480	335,661
Other liabilities			27,645	33,342	26,621
Total liabilities			2,101,515	2,043,121	2,033,871

Shareholders’ equity			194,677	198,012	168,296
Total liabilities and shareholders’ equity			$2,296,192	$2,241,133	$2,202,167

End of period book value per common share1			$22.60	$23.08	$22.87
End of period common share value			25.17	15.67	24.42
End of period dividend yield2			3.97%	6.38%	5.41%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents annualized dividend declared divided by the end of period common share value.

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